Exhibit 10.1

NON-BINDING LETTER OF INTENT

FOR SHARE EXCHANGE ACQUISITION OF JIUN JIANG ENTERPRISE CO., LTD.

This Non-Binding Letter of Intent (“LOI”) is entered into as of June 22, 2026 (the “Effective Date”), by and among Nightfood Holdings, Inc., a Nevada corporation (“Nightfood” or the “Purchaser”), Jiun Jiang Enterprise Co., Ltd., a company organized under the laws of the Republic of China (“R.O.C.”) (“JJ Enterprise” or the “Company”), and the shareholders of JJ Enterprise listed on Schedule A attached hereto (collectively, the “Shareholders”). Nightfood, JJ Enterprise, and the Shareholders are sometimes referred to individually as a “Party” and collectively as the “Parties.”

1. PURPOSE

This LOI sets forth the principal terms under which the Parties intend to negotiate and enter into one or more definitive agreements (the “Definitive Agreements”) pursuant to which Nightfood would acquire fifty-one percent (51%) of the issued and outstanding equity interests of JJ Enterprise (the “Transaction”).

The Parties acknowledge that execution of the Definitive Agreements may occur prior to Nightfood’s anticipated uplisting to a U.S. national securities exchange. However, the Parties expressly agree that the closing of the Transaction (the “Closing”) shall not occur unless and until Nightfood’s common stock has been approved for listing and is actively traded on The Nasdaq Stock Market or another mutually acceptable U.S. national securities exchange.

Except for the provisions specifically identified in Section 11 (Binding Provisions), this LOI is intended solely as a statement of mutual intent and does not create any legally binding obligation to consummate the Transaction.

2. TRANSACTION STRUCTURE

The Parties currently contemplate a share exchange transaction pursuant to which:

●	Nightfood shall acquire fifty-one percent (51%) of the issued and outstanding equity interests of JJ Enterprise from the Shareholders;

●	JJ Enterprise shall become a majority-owned operating subsidiary of Nightfood;

●	Consideration shall consist solely of Nightfood common stock, subject to the pricing mechanics set forth in Section 5 below; and

●	The final structure, representations, warranties, covenants, and closing conditions shall be set forth in the Definitive Agreements.

3. BUSINESS OVERVIEW

JJ Enterprise is a Taiwan-based engineering and manufacturing company specializing in precision industrial equipment, semiconductor automation systems, advanced packaging equipment, thermal interface material manufacturing systems, robotics, intelligent manufacturing solutions, pharmaceutical automation, and related industrial technologies.

The Parties believe a combination of their businesses may create a publicly traded platform focused on semiconductor automation, AI infrastructure, robotics, pharmaceutical automation, advanced manufacturing, and industrial technology solutions.

4. REVENUE DEFINITION AND MEASUREMENT

For all purposes under this LOI and the Definitive Agreements, “Revenue” shall mean the net revenue of JJ Enterprise (excluding intercompany transactions, contra-revenue adjustments, and extraordinary or non-recurring items) as reflected in audited financial statements prepared in accordance with U.S. GAAP and audited by an independent PCAOB-registered accounting firm acceptable for SEC reporting purposes.

The applicable measurement period for the Initial Consideration (Section 5) is the twelve (12) months ended June 30, 2027. Each Earnout Period (Section 6) is likewise measured over the twelve (12) months ended on the applicable measurement date. Earnout tiers are independent — failure to achieve one tier does not preclude achievement of a subsequent tier in a later period.

The cost of all PCAOB-compliant audits required under this LOI and the Definitive Agreements shall be borne equally by the Parties, unless otherwise agreed in writing.

5. INITIAL CONSIDERATION

Upon Closing, Nightfood shall acquire fifty-one percent (51%) of the issued and outstanding equity interests of JJ Enterprise.

The initial consideration shall be based upon achievement of an annual revenue run rate of Twenty Million Dollars (US$20,000,000), resulting in the following valuation:

Annual Revenue: US$20,000,000

Valuation Multiple: 5.0x Revenue

Implied Enterprise Value: US$100,000,000

51% Equity Value: US$51,000,000

Reference Share Price: US$0.05 per share

Shares Issuable: 1,020,000,000 shares of Nightfood common stock

The Closing share issuance shall be subject to equitable adjustment for any reverse stock split, stock dividend, recapitalization, stock combination, reclassification, or similar corporate action occurring prior to issuance.

6. ADDITIONAL EARNOUT CONSIDERATION

In addition to the Closing Consideration, the shareholders of JJ Enterprise shall be entitled to receive additional performance-based earnout consideration upon achievement of the following audited revenue milestones:

Revenue Milestone	Valuation Multiple	Implied Enterprise Value	51% Equity Value	Incremental Equity Value Earned	Share Price Determination
$50,000,000	5.0x	$250,000,000	$127,500,000	$76,500,000	30-Day VWAP
$100,000,000	4.0x	$400,000,000	$204,000,000	$76,500,000	30-Day VWAP
$200,000,000	3.5x	$700,000,000	$357,000,000	$153,000,000	30-Day VWAP
$400,000,000	3.0x	$1,200,000,000	$612,000,000	$255,000,000	30-Day VWAP

For purposes of calculating earnout consideration, all shares and consideration previously issued pursuant to Section 5 and any prior earnout milestone shall be credited against subsequent milestones.

Accordingly, upon achievement of a revenue milestone, the shareholders of JJ Enterprise shall be entitled only to the additional incremental consideration necessary to increase the aggregate consideration previously issued to an amount equal to fifty-one percent (51%) of the applicable enterprise value associated with the achieved milestone.

For each earnout milestone:

(a) Revenue shall be based upon audited financial statements prepared in accordance with U.S. GAAP and audited by an independent PCAOB-registered accounting firm acceptable for SEC reporting purposes;

(b) Shares issuable shall be determined by dividing the Incremental Equity Value Earned by the thirty (30) trading day volume-weighted average price (“VWAP”) of Nightfood common stock immediately preceding certification of the applicable milestone;

(c) Earnout shares shall be issued within thirty (30) days following completion of the applicable audit and certification of the milestone;

(d) The earnout milestones shall be cumulative and independent of one another;

(e) Achievement of one milestone shall not eliminate, reduce, or otherwise impair the right to receive consideration associated with any subsequent milestone;

(f) The earnout milestones shall not expire and shall remain outstanding until achieved, satisfied, or otherwise modified by mutual written agreement of the Parties.

By way of illustration only, if the shareholders have previously received consideration equal to $127,500,000 upon achievement of the $50,000,000 revenue milestone, and the Company subsequently achieves the $100,000,000 revenue milestone, the shareholders shall receive only the additional consideration necessary to increase the aggregate consideration received to $204,000,000, rather than receiving a second full award equal to $204,000,000.

The Parties currently anticipate that the foregoing milestones may be achieved within approximately five (5) years following Closing; however, the timing of achievement shall not affect the right to receive the applicable earnout consideration.

6A. MEASUREMENT DATES AND REVENUE DETERMINATION

For purposes of determining achievement of the Initial Consideration revenue threshold and any Earnout Consideration revenue milestones, revenue shall be measured annually as of a designated Measurement Date.

The initial Measurement Date shall be the first fiscal quarter-end occurring after the Closing Date of the Transaction. Each subsequent Measurement Date shall occur on the same fiscal quarter-end anniversary in each succeeding year.

By way of illustration only:

● If the Closing Date occurs on July 15, 2027, the initial Measurement Date shall be September 30, 2027;

● The second Measurement Date shall be September 30, 2028;

● The third Measurement Date shall be September 30, 2029;

● The fourth Measurement Date shall be September 30, 2030;

● The fifth Measurement Date shall be September 30, 2031;

and so forth for each subsequent year.

Revenue for each Measurement Date shall be determined based upon the Company’s audited trailing twelve (12) month revenue ending on the applicable Measurement Date, prepared in accordance with U.S. GAAP and audited by an independent PCAOB-registered accounting firm acceptable for SEC reporting purposes.

The applicable revenue milestone shall be deemed achieved upon certification of the audited financial statements for the corresponding Measurement Date.

If a revenue milestone is not achieved on a particular Measurement Date, such milestone shall remain outstanding and eligible for achievement on any subsequent Measurement Date.

The earnout milestones are cumulative and shall not expire. Failure to achieve a milestone during any annual measurement period shall not eliminate, reduce, or otherwise impair the right to achieve such milestone during a future annual measurement period.

Any earnout consideration resulting from achievement of a revenue milestone shall become payable within thirty (30) days following completion of the applicable audit and certification of the milestone.

For the avoidance of doubt, the earnout structure is intended to be performance-based rather than time-based, and all revenue milestones shall remain outstanding until achieved, satisfied, or otherwise modified by mutual written agreement of the Parties.

7. SHAREHOLDER IDENTIFICATION AND PARTICIPATION

Schedule A, to be attached to and incorporated into the Definitive Agreements, shall identify each Shareholder by name, their ownership percentage in JJ Enterprise, and the number of shares to be tendered in the Transaction.

The Transaction shall require the participation of Shareholders holding, in the aggregate, no less than one hundred percent (100%) of the issued and outstanding equity interests of JJ Enterprise (or such lesser percentage as the Parties may agree in the Definitive Agreements, provided it is sufficient to transfer legal and beneficial 51% ownership to Nightfood free and clear of all encumbrances). The Definitive Agreements shall include representations and warranties by each Shareholder as to title, authority, and the absence of competing claims on their shares.

8. MANAGEMENT AND GOVERNANCE

Following Closing, the Parties currently anticipate:

●	JJ Enterprise’s existing management team shall continue managing day-to-day operations of the Company;

●	Nightfood shall support strategic growth initiatives, financing activities, public market initiatives, acquisitions, and business development opportunities;

●	JJ Enterprise Shareholders shall have the right to designate one (1) member to the Board of Directors of Nightfood;

●	Nightfood shall have the right to designate a majority of the members of JJ Enterprise’s Board of Directors; and

●	The final governance structure, including quorum requirements, reserved matters, and minority approval rights, shall be established in the Definitive Agreements.

Minority Protections. The Definitive Agreements shall include customary minority shareholder protections for the remaining 49% interest holders in JJ Enterprise, including without limitation: (a) preemptive rights on new equity issuances by JJ Enterprise; (b) tag-along rights on any transfer of Nightfood’s JJ Enterprise stake; (c) anti-dilution protections against unauthorized dilutive issuances; and (d) a list of reserved matters requiring Shareholder supermajority approval (including any merger, dissolution, or change of business of JJ Enterprise).

9. REGISTRATION RIGHTS

The Definitive Agreements shall include a Registration Rights Agreement (or registration rights provisions) providing that Nightfood shall use commercially reasonable efforts to register for resale, on Form S-1 or such other form as is then available, all shares of Nightfood common stock issued to the Shareholders as Closing Shares and Earnout Shares, within one hundred eighty (180) days following Closing. The registration rights shall include at least two (2) demand registration rights and unlimited piggyback registration rights, subject to customary cutback and lockup provisions.

The Parties acknowledge that the Closing Shares and any Earnout Shares will be issued without registration under the Securities Act of 1933 (the “Securities Act”), in reliance on one or more available exemptions, and will be “restricted securities” as defined under Rule 144. The Definitive Agreements shall include standard representations from each Shareholder regarding their status as an accredited investor or non-U.S. person, as applicable.

10. DUE DILIGENCE

The proposed Transaction shall remain subject to satisfactory completion of legal, financial, accounting, tax, operational, intellectual property, regulatory, and commercial due diligence by each Party. Each Party shall provide reasonable access to information and personnel necessary to facilitate such due diligence review, subject to the confidentiality obligations in Section 13.

Due diligence shall be completed within ninety (90) days of the Effective Date, unless extended by mutual written agreement. If either Party determines in good faith that due diligence is not satisfactory, that Party shall provide written notice to the other Party, and this LOI shall terminate (except for the binding provisions in Section 12).

11. CONDITIONS TO EXECUTION OF DEFINITIVE AGREEMENTS

The Parties intend to negotiate and execute Definitive Agreements as promptly as reasonably practicable following satisfactory completion of due diligence. Execution of the Definitive Agreements shall remain subject to:

●	Completion of satisfactory due diligence;

●	Agreement on final transaction terms, including the Earnout Share Cap and all Schedule A shareholder details;

●	Completion of PCAOB-compliant audited financial statements for at least two (2) fiscal years of JJ Enterprise;

●	Required board approvals of both Parties; and

●	Such other matters as the Parties may mutually determine.

Outside Date. The Parties shall use commercially reasonable efforts to execute the Definitive Agreements within six (6) months of the Effective Date (the “Outside Date”). If the Definitive Agreements have not been executed by the Outside Date, either Party may terminate this LOI upon ten (10) days’ written notice, without liability to the other Party (except with respect to the binding provisions of Section 12).

12. CONDITIONS TO CLOSING

The Parties expressly acknowledge that execution of the Definitive Agreements and Closing are separate events. Closing shall not occur unless and until all of the following conditions have been satisfied or waived:

●	Execution of mutually acceptable Definitive Agreements;

●	Completion of PCAOB-compliant audited financial statements acceptable for SEC reporting purposes;

●	Receipt of all required shareholder, board, governmental, regulatory, and third-party approvals;

●	Compliance with all applicable securities laws and stock exchange requirements;

●	Absence of any material adverse change affecting either Party; and

●	Nightfood’s common stock being approved for listing on and actively traded through The Nasdaq Stock Market or another mutually acceptable U.S. national securities exchange.

The Parties acknowledge and agree that Nightfood’s successful uplisting is a material condition precedent to Closing, and under no circumstances shall the Transaction close prior to such uplisting becoming effective. If Nightfood does not complete its uplisting within twenty-four (24) months of the Effective Date, JJ Enterprise shall have the right to terminate the Definitive Agreements, if executed, without penalty.

13. BINDING PROVISIONS

Notwithstanding anything contained herein to the contrary, only Sections 10 (Due Diligence Access), 14 (Confidentiality), 15 (Exclusivity), 16 (Expenses), 17 (Governing Law and Dispute Resolution), and this Section 13 shall be legally binding and enforceable against the Parties. All other provisions of this LOI are non-binding expressions of the Parties’ current intentions and are subject to negotiation, execution, and delivery of Definitive Agreements.

14. CONFIDENTIALITY

The Parties shall maintain the confidentiality of this LOI and all non-public information exchanged in connection with the proposed Transaction, except as required by applicable law, SEC regulations, stock exchange requirements, or court order. To the extent Nightfood is required to disclose this LOI or the Transaction by SEC reporting obligations (including on Form 8-K), Nightfood shall provide JJ Enterprise with reasonable advance notice and an opportunity to review and comment on any such disclosure.

15. EXCLUSIVITY

For a period of one hundred eighty (180) days following the Effective Date (the “Exclusivity Period”), neither Party shall directly or indirectly solicit, encourage, negotiate, or enter into any competing merger, acquisition, recapitalization, share exchange, or similar transaction involving JJ Enterprise without the prior written consent of the other Party. The Parties may modify, waive, or terminate this exclusivity provision by mutual written agreement.

Carve-Out. For the avoidance of doubt, the exclusivity obligation does not restrict either Party’s ability to perform its obligations under the Supply Agreement dated June 9, 2026, between Techforce Robotics, Inc. and Jiun Jiang Enterprise Co., Ltd., or any amendment or renewal thereof.

16. EXPENSES

Nightfood shall be responsible for all reasonable legal and accounting fees and expenses incurred in connection with the negotiation, documentation, due diligence, structuring, and consummation of the Transaction, including the preparation of PCAOB-compliant audited financial statements required for SEC reporting, Nasdaq listing requirements, or the Transaction.

Except as otherwise expressly provided herein, each Party shall bear its own travel, consulting, translation, valuation, and other out-of-pocket expenses incurred in connection with the Transaction.

If the Transaction fails to close as a result of a material breach by a Party of any binding provision of this LOI, the breaching Party shall reimburse the non-breaching Party for all reasonable and documented out-of-pocket expenses incurred in connection with the Transaction, up to a maximum amount of USD $250,000.

17. GOVERNING LAW AND DISPUTE RESOLUTION

This LOI and all binding provisions hereof shall be governed by and construed in accordance with the laws of the State of California, without regard to conflict of law principles.

Any dispute, controversy, or claim arising out of or relating to the binding provisions of this LOI (Sections 10, 13, 14, 15, 16, and 17), including any claim of breach, shall be finally settled by binding arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules. The seat of arbitration shall be Los Angeles County, California. The arbitration shall be conducted in English before a single arbitrator mutually agreed upon by the Parties. The arbitral award shall be final and binding and may be entered as a judgment in any court of competent jurisdiction.

Notwithstanding the foregoing, either Party may seek emergency or preliminary injunctive relief from a court of competent jurisdiction in Los Angeles County, California, without waiving its right to arbitration.

18. NO OBLIGATION TO CLOSE

Neither Party shall have any obligation to consummate the Transaction unless and until Definitive Agreements have been negotiated, executed, and delivered by all Parties and all conditions to Closing have been satisfied or waived. If the Definitive Agreements are not executed by the Outside Date, or if Nightfood does not successfully complete its uplisting within the period specified in Section 12, neither Party shall have any obligation to complete the Transaction, and neither Party shall have any liability to the other arising from the failure to consummate the Transaction, except with respect to the binding provisions of Section 13 and any expense reimbursement obligation under Section 16.

19. GENERAL PROVISIONS

19.1 Counterparts. This LOI may be executed in counterparts, each of which shall be deemed an original. Electronic and digital signatures shall have the same legal effect as original signatures.

19.2 Amendment. This LOI may not be amended except by a written instrument signed by all Parties.

19.3 Entire Agreement. This LOI constitutes the entire agreement among the Parties with respect to the non-binding aspects of the proposed Transaction and supersedes all prior discussions and agreements (other than the Supply Agreement referenced in Section 15) relating to the subject matter hereof.

19.4 Severability. If any provision of this LOI is found to be unenforceable, the remaining provisions shall continue in full force and effect.

19.5 Relationship of Parties. Nothing in this LOI shall be construed to create a partnership, joint venture, agency, or employment relationship between the Parties.

19.6 Public Announcements. Neither Party shall issue any press release or public statement regarding this LOI or the proposed Transaction without the prior written consent of the other Party, except as required by applicable securities laws or stock exchange regulations.

19.7 Existing Supply Agreement. Nothing in this LOI shall be construed to modify, limit, or supersede the Supply Agreement dated June 9, 2026, between Techforce Robotics, Inc. and Jiun Jiang Enterprise Co., Ltd., which shall remain in full force and effect in accordance with its terms.

(Signature page to follow)

SIGNATURES

ACKNOWLEDGED AND AGREED as of the date first written above:

NIGHTFOOD HOLDINGS, INC.

By:
Name:	Jimmy Chan
Title:	Chief Executive Officer
Date:

JIUN JIANG ENTERPRISE CO., LTD.

By:
Name:	HungYu Chen
Title:	Vice President
Date:

JIUN JIANG SHAREHOLDERS (each signing individually per Schedule A)

By:
Name:	Shuju Chen
Date:

SCHEDULE A

JIUN JIANG ENTERPRISE SHAREHOLDERS

The following persons or entities are the Shareholders of Jiun Jiang Enterprise Co., Ltd. who are parties to this LOI:

Shareholder Name	Ownership Interest (%)	Shares to be Tendered
Shuju Chen	100%	51%

TOTAL	100%	51%